                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
             SECURITIES EXCHANGE ACT OF 1934 (Amendment No. _____)

Filed by the Registrant  [X]

Filed by a party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 ABIOMED, Inc.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                    John F. Thero, Chief Financial Officer
- --------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ____________________________________________________________________

     2) Aggregate number of securities to which transaction applies:

        ____________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ____________________________________________________________________

     4) Proposed maximum aggregate value of transaction:

        ____________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1) Amount Previously Paid:

        ____________________________________________________________________

     2) Form, Schedule or Registration Statement No.:

        ____________________________________________________________________

     3) Filing Party:

        ____________________________________________________________________

     4) Date Filed:

        ____________________________________________________________________

                  Notice of Annual Meeting of Stockholders of
                                 ABIOMED, Inc.
                          To Be Held on August 9, 1995

   The Annual Meeting of Stockholders of ABIOMED, Inc. will be held on August 9, 1995 at 8:00 a.m. at the offices of Brown, Rudnick, Freed & Gesmer, 18th Floor, One Financial Center, Boston, Massachusetts, for the following purposes:

   1.  To elect six persons to serve as directors.

   2. To consider and act upon a proposed amendment to the Company's certificate of incorporation to provide for the classification of the Board of Directors into three classes of directors with staggered terms of office and to make certain related changes.

   3. To consider and act upon a proposed amendment to the Company's certificate of incorporation regarding the consideration of all relevant factors in connection with certain business combinations.

   4. To consider and act upon a proposed amendment to the Company's certificate of incorporation to increase the number of shares of the Company's Common Stock authorized thereunder from 10,000,000 to 25,000,000 shares.

   5. To consider and act upon a proposed amendment to the Company's 1992 Combination Stock Option Plan to increase the number of shares that may be issued under that plan.

   6. To consider and act upon a proposed amendment to the Company's 1989 Non-Qualified Stock Option Plan for Non-Employee Directors to increase the number of shares that may be issued under that plan.

   7. To consider and act upon any matter incidental to the foregoing purpose and any other matter which may properly come before the Annual Meeting or any adjourned session thereof.

   The Board of Directors has fixed June 16, 1995, as the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting.

                                 By Order Of The Board Of Directors



                                 DONALD E. PAULSON, Secretary

Boston, Massachusetts
June 30, 1995

                                 YOUR VOTE IS IMPORTANT

 TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE CLERK OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

                                 ABIOMED, Inc.
                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held On August 9, 1995



   This proxy statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of ABIOMED, Inc., a Delaware corporation with its principal executive offices at 33 Cherry Hill Drive, Danvers, Massachusetts 01923 (the "Company"), for use at the Annual Meeting of Stockholders to be held on August 9, 1995 and at any adjournment or adjournments thereof (the "Meeting"). The cost of such solicitation will be borne by the Company. Certain of the officers and regular employees of the Company may solicit proxies by correspondence, telephone or in person, without extra compensation, and in addition the Company may engage _________________ to perform additional solicitation for a fee not to exceed $______ plus reasonable out of pocket expenses. The Company may also pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding proxy material to their principals. It is expected that this proxy statement and the accompanying proxy will be mailed to stockholders on or about June 30, 1995.

   Only stockholders of record at the close of business on June 16, 1995 will be entitled to receive notice of, and to vote at, the Meeting. As of that date, there were outstanding and entitled to vote 2,040,000 shares of Class A Common Stock, $.01 par value (the "Class A Common Stock"), and 4,885,821 shares of Common Stock, $.01 par value (the "Common Stock"), of the Company. Holders of Class A Common Stock have ten votes per share and holders of Common Stock have one vote per share on all matters on which they are entitled to vote. The holders of Common Stock, voting as a separate class, are entitled to elect 25% of the Board of Directors (rounded up to the nearest whole number), and the balance of the directors are elected by the holders of both classes of common stock, voting together as a single class. Directors will be elected by a plurality of the votes cast by holders of the classes of common stock entitled to vote thereon. Abstentions, including broker non-votes, will have no effect on the outcome of the vote for the election of directors. Since Proposals No. 2, 3 and 4 require the affirmative vote of a majority of the outstanding shares of the relevant classes as indicated under those proposals, abstentions and broker non-votes would have the same legal effect as a vote against those proposals, even though that might not be the intent of the person voting or giving the proxy. Proposals No. 5 and 6 require the affirmative vote of a majority of those votes present in person or by proxy at the Meeting and entitled to be voted, provided a quorum is present. Thus, abstentions have the effect of a vote against Proposals 5 and 6, but a broker non-vote has no effect.

   THE ENCLOSED PROXY, IF EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED ON THE PROXY OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE NOMINEES AS DIRECTORS AND FOR PROPOSALS 2 THROUGH 6. IF ANY OTHER MATTERS SHALL PROPERLY COME BEFORE THE MEETING, THEY WILL BE VOTED BY THE PROXIES IN ACCORDANCE WITH THEIR BEST JUDGMENT. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

   The Company's Annual Report to Stockholders for the fiscal year ended March 31, 1995, including financial statements audited by Arthur Andersen & Co., LLP. is being mailed to each of the stockholders simultaneously with this proxy statement.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS


   At the Meeting, six directors are to be elected. If Proposal No. 2 is approved, two nominees will be elected as Class I directors to serve an initial term of one year, two nominees will be elected as Class II directors to serve an initial term of two years, and two nominees will be elected as Class III directors to serve an initial term of three years (or, in all cases, until their successors have been elected and qualified). After this year's election, election of directors will be for three year terms. If Proposal No. 2 is not adopted, each director will serve for one year or until his successor is duly elected and qualified. The persons named below will be nominated by the Board of Directors for election as directors. The first four named persons are being nominated for election to the offices for which holders of both Common Stock and Class A Common Stock vote as a single class; Messrs. Henri A. Termeer and Desmond H. O'Connell, Jr. are being nominated for election by the holders of Common Stock, voting as a separate class. With the exception of Desmond H. O'Connell, Jr., all of these nominees are currently serving as directors of the Company.

   If any nominee at the time of the election is unable or unwilling to serve or is otherwise unavailable for election, and the Board of Directors designates another nominee, the persons named as proxies will vote the proxy for such substitute, if any. The Board of Directors has no reason to believe that any of the proposed nominees will be unable or unwilling to serve. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person.

Information on Nominees

   Set forth below is certain biographical information furnished by the nominees, and the class to which such nominee will be elected if Proposal No. 2 is approved.

                                                         Director
Name                        Age  Position                 Since
- ----                        ---  --------                --------

Dr. David M. Lederman        50  Chairman of the Board of  1981
  (Class I)                      Directors, President
                                 and Treasurer
Dr. W. Gerald Austen         64  Director                  1985
  (Class III)
Paul Fireman (Class III)     50  Director                  1987
John F. O'Brien              51  Director                  1989
  (Class II)
Henri A. Termeer             49  Director                  1987
  (Class II)
Desmond H. O'Connell, Jr.    59  Director                  N/A
  (Class I)

   Dr. Lederman founded the Company in 1981 and has served as Chairman of the Board and Chief Executive Officer since that time. Dr. Lederman has also served as President of the Company from 1981 through 1990, from 1991 through 1992 and from 1993 to present. Prior to founding the Company, he was a Principal Research Scientist and subsequently Chairman of the Medical Research Group at the Everett

Division of Avco Corporation. Dr. Lederman holds a Bachelor's degree in Engineering Physics and a Masters and a Ph.D. degree in Aerospace Engineering from Cornell University. He has authored over 40 medical publications, is a member of numerous medical and scientific professional organizations and is a frequent speaker in forums on cardiac assist systems and on commercialization of government funded technology.

   Dr. Austen has served as a director of the Company since 1985. From 1969 to the present, Dr. Austen has been Chief of the Surgical Services at Massachusetts General Hospital, and from 1974 to the present, has been the Edward D. Churchill Professor of Surgery at Harvard Medical School. Dr. Austen is the past President of the American College of Surgeons, the American Association for Thoracic Surgery and the Massachusetts and American Heart Associations, a Fellow of the American Academy of Arts and Sciences and a member of the corporation of the Massachusetts Institute of Technology.

   Mr. Fireman has served as a director of the Company since 1987. He is the founder of Reebok International Ltd., a producer, designer, marketer and distributor of athletic and casual footwear and apparel, and has served as Chief Executive Officer and a director of that company since 1979 and as Chairman of the Board of Directors since 1985. Mr. Fireman has been President of Reebok from 1979 to 1987 and since 1989.

   Mr. O'Brien has served as a director since 1989. Since August 1989 he has been the President and Chief Executive Officer and a director of State Mutual Life Assurance Company of America. Mr. O'Brien is also a director and the Chairman of the Board of The Hanover Insurance Company, The Hanover American Insurance Company, Citizens Insurance Company of America, Beacon Insurance Company of America, America Select Insurance Company, SMA Life Assurance Company, Massachusetts Bay Insurance Company, 440 Financial Group of Worcester, Inc. and Group Healthcare Network, Inc.; a director, Chairman of the Board, President and Chief Executive Officer of SMA Financial Corp.; a trustee, Chairman of the Board and Chief Executive Officer of Allmerica Investment Trust; a trustee and Chairman of the Board of State Mutual Securities Trust and Allmerica Funds; and a director of Allmerica Investments, Inc., Allmerica Investment Management Co., Inc. and Allmerica Investment Services, Inc. From 1972 until 1989, Mr. O'Brien was employed by Fidelity Investments in various capacities, including as Group Managing Director of FMR Corp.

   Mr. Termeer has served as a director of the Company since 1987. Mr. Termeer has served as President and a director of Genzyme Corporation, a biotechnology company engaged in the production and marketing of human health care products, since 1983, as its Chief Executive Officer since 1985, and as its Chairman of the Board since 1988. Mr. Termeer is Chairman of the Board of Directors of IG Labs, Xenova Ltd. and Neozyme II Corporation, health care research and development companies. He is also a director of AutoImmune, Inc. and Lotus Development Corp., and serves as a trustee of Hambrecht & Quist Healthcare Investors and Hambrecht & Quist Life Sciences Investors.

   Mr. O'Connell is being nominated for election as a new director at the 1995 Annual Meeting. Since September 1990, he has been an independent management consultant. He has served as a director of DNX Corp., a provider of pharmaceutical and biotechnology products since 1991. From December 1992 until December 1993, he served as the Chairman, Management Committee, of Pharmakon Research International, Inc., a provider of preclinical testing services to pharmaceutical biotechnology companies. During 1991, he briefly served as Chairman of the Board and Chief Executive Officer of Osteotech, Inc., a medical products company. Mr. O'Connell was with the BOC Group, PLC, an industrial gas and health care company, in senior management positions from 1980 to 1990 and was a member of the Board of Directors of BOC Group, PLC from 1983 to 1990. From April 1990 until September 1990, Mr. O'Connell was President and Chief Executive Officer of BOC Health Care. From 1986 to April 1990, he was Group

Managing Director of BOC Group, PLC. Prior to joining BOC, Mr. O'Connell held various positions at Baxter Laboratories, Inc. including chief executive of the Therapeutic and Diagnostic Division and Vice President, Corporate Development. Mr. O'Connell received a B.S. degree from the University of Notre Dame and received an M.B.A. degree from Harvard University.

Meetings of the Board of Directors

   The Board of Directors held five regular meetings during the fiscal year ended March 31, 1995. Each director attended at least 75% of the aggregate number of meetings of the board of directors and committees of which he was a member held during such fiscal year, with the exception of Henri A. Termeer and William G. Davis (who is not standing for re-election), each of whom attended 67% of such meetings.

   The Board of Directors has an Executive Committee which is currently composed of David M. Lederman, Param I. Singh (who is not standing for re-election) and Henri A. Termeer. The Executive Committee has, and may exercise, all the powers and authority of the Board of Directors, except those which by law may not be delegated to it by the Board of Directors. The Executive Committee acted by unanimous written consent one time during the fiscal year ended March 31, 1995.

   The Board of Directors has an Audit Committee, currently composed of Henri A. Termeer, John F. O'Brien and William G. Davis, which met one time during the fiscal year ended March 31, 1995. The functions performed by this committee include recommending to the Board of Directors the engagement of the independent auditors, reviewing the scope of internal controls and reviewing the implementation by management of recommendations made by the independent auditors.

   The Company has a Compensation Committee, which is currently composed of W. Gerald Austen, John F. O'Brien and Paul Fireman. The functions of the Compensation Committee include establishing the compensation and bonuses of executive officers, determining the persons to whom both incentive stock options and non- qualified stock options will be granted and adopting rules and making other determinations with respect to the administration of the 1992 Combination Stock Option Plan, the Employee Stock Purchase Plan and the 401(k) Plan. During the fiscal year ended March 31, 1995, the Compensation Committee took action by written consent three times and held one meeting.

   The Board of Directors does not have a nominating committee. Changes in directors are considered by the whole Board of Directors.

Securities Beneficially Owned By Certain Persons

   The following table sets forth certain information as of June 16, 1995 with respect to the beneficial ownership of the Company's Class A Common Stock and Common Stock of each director and nominee for director, each named executive officer in the Summary Compensation Table under "Executive Compensation," below, all directors and current executive officers of the Company as a group, and each person known by the Company to be the beneficial owner of five percent or more of the Company's common stock. This information is based upon information received from or on behalf of the individuals named therein.

                                   Shares of Stock          Percent of
Name                             Beneficially Owned(1)(2)    Class(2)
- ----                             ------------------------   ----------
David M. Lederman (3)....................  1,580,200           22.8%
 c/o ABIOMED, Inc.
 33 Cherry Hill Drive
 Danvers, MA  01923
Param I. Singh (4).......................    720,500           10.4%
 c/o ABIOMED, Inc.
 33 Cherry Hill Drive
 Danvers, MA  01923
W. Gerald Austen (5).....................     20,000              *
William G. Davis (5).....................     26,000              *
Paul Fireman (5).........................     42,500              *
John F. O'Brien (5)......................     22,000              *
Henri A. Termeer (5).....................     20,000              *
Desmond H. O'Connell, Jr.................        ---              *
Robert T.V. Kung (6).....................    140,375            2.0%
Bruce J. Shook (7).......................     14,393              *
All Current Executive....................  2,585,968           36.6%
 Officers and Directors
 as a group (9 persons)
 (3)(4)(5)(6)(7)

____________________
*    Less than 1%.
(1) Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed.
(2) Includes all outstanding shares of Common Stock and Class A Common Stock. As of June 16, 1995, there were 2,040,000 shares of Class A Common Stock outstanding, owned as follows: 1,428,000 shares (70%) by Dr. Lederman; and 612,000 shares (30%) by Dr. Singh. Since Class A Common Stock has ten votes per share, the outstanding shares shown as beneficially owned by those two persons in the above table represent 57.1% and 24.6%, respectively, of the total voting power of shares of all classes outstanding at June 16, 1995.
(3) Includes 64,400 shares held by the wife of Dr. Lederman and 23,000 shares held by a charitable trust, of which Dr. Lederman is a trustee, as to which Dr. Lederman disclaims beneficial ownership.
(4) Includes 108,000 shares held in trust for the benefit of certain of Dr. Singh's relatives as to which Dr. Singh disclaims beneficial ownership.
(5) Includes the following shares subject to currently exercisable options: Dr. Austen--20,000; Mr. Fireman--27,500; Mr. O'Brien--20,000; Mr. Davis--
     20,000; Mr. Termeer--20,000.

(6) Includes 18,375 shares subject to currently exercisable options and 60,000 shares held by the wife of Dr. Kung and 12,000 shares held in trust for the benefit of certain relatives of Dr. Kung, as to which Dr. Kung disclaims beneficial ownership.
(7)  Includes 14,075 shares subject to currently exercisable options.

Executive Compensation

   The following table sets forth the cash compensation during the last three fiscal years of (i) the Chief Executive Officer of the Company and (ii) the three executive officers of the Company, other than the Chief Executive Officer, who were serving as executive officers at the end of the last fiscal year, whose annual salary and bonus, if any, exceeded $100,000 for services in all capacities to the Company during the last fiscal year (the "named executive officers").

                           Summary Compensation Table
                           --------------------------


                                                                                       Long Term
                                            Annual Compensation                   Compensation Awards
                                --------------------------------------------   -------------------------
                                Fiscal                              Other      Securities
           Name and              Year                              Annual      Underlying    All Other
          Principal              Ended   Salary    Bonus        Compensation    Options     Compensation
           Position              3/31     ($)       ($)              ($)          (#)         ($) (1)
- --------------------------------------------------------------------------------------------------------

Dr. David M. Lederman....        1995  $122,320       ---            ---          ---        $ 1,038
 Chairman of the Board,          1994   124,632       ---            ---          ---          1,295
 President and Treasurer         1993   121,616       ---            ---          ---          1,315
 and Chief Executive
 Officer

Dr. Robert T.V. Kung.....        1995  $122,304   $10,000            ---          ---        $ 1,038
 Vice President, Research        1994   120,263    25,000            ---       30,250          1,226
 and Development                 1993   120,263     6,167            ---          ---          1,297

Dr. Param I. Singh.......        1995  $122,304       ---            ---          ---        $ 1,038
 Vice President for              1994    83,074       ---            ---          ---          1,027
 Corporate Development           1993       ---       ---            ---          ---            ---

Bruce J. Shook...........        1995  $101,729   $10,000            ---          ---        $   997
 Vice President (Chief           1994    92,016     5,387            ---       33,000            907
 Operations Officer,             1993    82,953     6,000            ---          ---            879
 Cardiovascular
 Subsidiary)

____________________

(1) Includes (a) the following matching contributions to the Company Employee Deferred Compensation Profit Sharing Plan and Trust for fiscal 1995: Dr. Lederman - $650; Dr. Kung - $650; Dr. Singh - $650; and Mr. Shook - $650;
    (b) the following life insurance premiums paid for term life insurance in excess of $50,000 in fiscal 1995: Dr. Lederman - $388; Dr. Kung - $388; Dr. Singh - $388; and Mr. Shook - $347.

                      Aggregated Option Exercises in Last
                  Fiscal Year and Fiscal Year End Option Value
                  --------------------------------------------

                                                                               Number of Securities   Value of Unexercised
                                                                                   Underlying             In-the-Money
                                                                               Unexercised Options         Options at
                                                                                   at 3/31/95             3/31/95 /(1)/
                                Shares Acquired on                               Exercisable/Un-          Exercisable/
                                     Exercise        Value Realized                exercisable           Unexercisable
Name                                   (#)                ($)                          (#)                    ($)
- -----------------------------------------------------------------------------------------------------------------------
Dr. David M. Lederman                  ---                ---                          ---                    ---
Dr. Robert T.V. Kung                   ---                ---                      18,375/40,375         $15,188/$5,062
Dr. Param I. Singh                     ---                ---                          ---                    ---
Bruce J. Shook                         ---                ---                          ---                    ---
- -----------------------------------------------------------------------------------------------------------------------

(1) Based upon the $7.25 closing price of the Company's Common Stock on March 31, 1995 on the NASDAQ National Market System minus the respective option exercise price.


      No options were granted to or exercised by the named executive officers during the fiscal year ended March 31, 1995.

  Compensation of Directors

     Directors who are not employees of the Company receive an advisory fee of $1,000 per quarter plus an additional $250 for attendance at each meeting of the Board of Directors or a committee thereof or consultation at the offices of the Company.

     Indemnification Agreements. The Company has entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with any future directors. The Company has also entered into similar agreements with certain of the Company's officers and top management personnel who are not also directors. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification of directors.

     The indemnification agreements provide that the Company will pay certain amounts incurred by a director or officer in connection with any civil or criminal action or proceeding and specifically including actions by or in the name of the Company (derivative suits) where the individual's involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, settlement amounts, and other expenses customarily incurred in connection with legal proceedings. Under the indemnification agreements, a director or officer will not receive indemnification if he is found not to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

     The 1989 Non-Qualified Stock Option Plan for Non-Employee Directors. The Company has a 1989 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Directors Plan") which is more fully described under Proposal No. 6 below. Under the Directors Plan, options to purchase Common Stock are granted to directors of the Company who are not employees of the Company and who do not own or are not affiliated with any person who owns, directly or indirectly, more than 5% of the Company's outstanding voting stock are eligible to receive options under the Directors Plan (the "Eligible Directors"). The current Eligible Directors, among those persons nominated for election as directors at the Meeting, are Dr. Austen and Messrs. Fireman, O'Brien and Termeer. No options were granted under the Directors Plan in the fiscal year ended March 31, 1995. If Mr. O'Connell is elected as a director at the meeting, he will become an Eligible Director and will receive an option to purchase 12,500 shares under the Directors Plan.

  Insider Participation in Compensation Decisions

     Decisions regarding executive compensation are made by the Compensation Committee of the Board of Directors, which is composed of Dr. Austen and Messrs. Fireman and O'Brien. The Compensation Committee also administers the Company's 1992 Combination Stock Option Plan (the "Combination Plan"), including determining the individuals to whom stock options are awarded, the terms upon which option grants are made, and the number of shares subject to each option granted under the Combination Plan. No member of the Compensation Committee is a former or current officer or employee of the Company. Dr. Lederman, while not a member of the Compensation Committee, makes recommendations to the Compensation Committee regarding executive officer compensation, including the awards of stock options, and often participates in their deliberations but does not vote on such matters.

  Compensation Committee Report on Executive Compensation

     The primary objectives of the Compensation Committee in developing executive compensation policies are to attract and retain superior talent to enable the Company to achieve its business objectives and to align the financial interests of its executive officers with the stockholders of the Company. The compensation of executive officers consists of base compensation, bonus, the grant of options and participation in benefit plans generally available to employees.

     In setting overall compensation for the last fiscal year, the Compensation Committee reviewed the recommendations of the Chief Executive Officer and strove to maintain base compensation for the Company's executive officers at levels which the Compensation Committee believes are competitive with the compensation of comparable executive officers in similarly situated companies, while relying upon the Company's Combination Plan and informal bonus program to provide significant performance incentives. For the last fiscal year, while the Compensation Committee considered the factors set forth below in reviewing an executive officer's compensation package, no particular weight was assigned to any of those factors. Rather the overall compensation of each executive officer was reviewed as a whole, with substantial weight given to the Chief Executive Officer's recommendations.

     Under the Company's bonus program, a discretionary bonus may be paid to each executive officer. In determining the bonus to be granted to each executive officer the Compensation Committee reviewed recommendations provided by the Chief Executive Officer based upon each executive officer's achievement of informal expectations and goals established with the Chief Executive Officer for the year, and the Company's performance during the year. Such goals may include the officer's contribution to the short-term financial performance of the Company as well as achievements in forwarding the Company's research and development, which the Company believes will be important to its long-term success. As reflected in the Summary Compensation Table, bonuses for fiscal 1995 were modest, reflecting the Company's stage of development.

     Each of the executive officers is eligible to receive grants of options under the Combination Plan. In determining the number of options to be granted to each executive officer, the Compensation Committee reviews recommendations provided by the Chief Executive Officer based upon the officer's position of responsibility and anticipated contribution to the Company, the number of shares of Common Stock subject to options held or previously granted to the officer, the individual performance of the officer and the number of shares of Common Stock held by the officer.

     During the fiscal year ended March 31, 1995, Dr. Lederman, the Chief Executive Officer of the Company, received a base salary of $122,320 and no bonus. Dr. Lederman's base salary has remained constant since October, 1990. Dr. Lederman has never received any options to purchase stock of the Company, since the Company's option plans prohibit awards to 5% or larger stockholders. The Compensation Committee believes that the compensation of Dr. Lederman is low compared to his importance and contributions to the Company, and the compensation of chief executive officers of similarly situated companies.
  This low level of compensation reflects Dr. Lederman's request to limit his compensation during the year based upon the Company's stage of development.
  If not for this request, the Board of Directors would have set Dr. Lederman's compensation at a higher level to better reflect his importance and contributions to the Company.

                             Compensation Committee

                              Dr. W. Gerald Austen
                                  Paul Fireman
                                John F. O'Brien

  Performance Graphs

     The following graph compares the yearly change in the cumulative total stockholder return for the Company's last five full fiscal years, based upon the market price of the Company's Common Stock, with the cumulative total return on the NASDAQ Stock Market (U.S. Companies) and the NASDAQ Stocks-SIC Group Code 384 for that period. The performance graph assumes the investment of $100 on March 30, 1990 in the Company's Common Stock, the NASDAQ Stock Market (U.S. Companies) and the NASDAQ Stocks--SIC Group Code 384, and the reinvestment of any and all dividends.

                             [GRAPH APPEARS HERE]

              COMPARISON OF FIVE YEAR CUMULATIVE RETURN

                                                         03/30/90     03/28/91    03/31/92    03/31/93    03/31/94    03/31/95
                                                         --------     --------    --------    --------    --------    --------
ABIOMED, Inc.                                            $ 100.0      $  86.6     $ 135.4     $  89.0     $  73.2     $  70.7
Nasdaq Stock Market (US Companies)                       $ 100.0      $ 114.2     $ 145.6     $ 167.3     $ 180.6     $ 200.8
NASDAQ Stocks (SIC 3840-3849 US Companies)               $ 100.0      $ 167.9     $ 206.4     $ 156.4     $ 147.9     $ 191.0
Surgical, Medical, and Dental Instruments and Supplies

     The second graph compares the yearly change in the cumulative total stockholder return for the Company's two full fiscal years since the introduction of its cardiac assist product to the U.S. market with the total return on the NASDAQ Stock Market (U.S. Companies) and NASDAQ Stocks SIC Group Code 384 for that period. Total return was calculated from March 31, 1993 in the same manner as the first graph.

                             [GRAPH APPEARS HERE]

              COMPARISON OF TWO YEAR CUMULATIVE RETURN

                                                         03/31/93    03/31/94    03/31/95
                                                         --------    --------    --------
ABIOMED, Inc.                                            $ 100.0     $  82.2     $  79.4
Nasdaq Stock Market (US Companies)                       $ 100.0     $ 107.7     $ 120.0
NASDAQ Stocks (SIC 3840-3849 US Companies)               $ 100.0     $  94.6     $ 122.2
Surgical, Medical, and Dental Instruments and Supplies

                       INTRODUCTION TO CHARTER AMENDMENTS

     The Board of Directors unanimously has determined that certain amendments to the Company's Certificate of Incorporation are advisable and has unanimously voted to recommend them to the Company's stockholders for adoption at the 1995 Annual Meeting. These amendments are being submitted in the form of three separate proposals: (i) a proposal to create a classified Board of Directors and make certain related changes; (ii) a proposal directing the Board of Directors to consider all relevant factors in connection with certain business combinations; and (iii) a proposal to increase the number of authorized shares of Common Stock (collectively, the "Charter Amendments"). The background, reasons and effects of the three proposals are set forth below, followed by a more detailed description of each proposal and how it would operate.

     Purposes and Effects

     At the present time, Dr. David M. Lederman, founder of the Company, and Dr. Param I Singh, by virtue of their ownership of all of the Class A Common Stock, hold 57.1% and 24.6%, respectively, of the total voting power of the Company's Common Stock. However, in general, a transfer of any Class A Common Stock by Dr. Lederman will cause all of the outstanding Class A Common Stock automatically to be converted into Common Stock, and a transfer by Dr. Singh will cause the transferred shares to convert into Common Stock but will not effect the remaining shares of Class A Common Stock outstanding. (There are limited exceptions to these provisions allowing transfer of Class A Common Stock to trusts controlled by one or the other or both of Dr. Lederman and Dr. Singh.) Dr. Lederman may at some point in the future wish to dispose of some portion of his Class A Common Stock, which would cause all of the Class A Common Stock to be converted into Common Stock. At such time as that might happen, the Company would become more vulnerable to certain tactics -- such as the accumulation of substantial voting positions as a prelude to an attempt to take over corporate control or effect significant corporate restructuring, a proxy fight, and other similar devices -- which have become relatively more common in recent years. For the reasons discussed below, the Board of Directors considers that such tactics could be highly disruptive to a Company and can result in dissimilar and unfair treatment of a company's stockholders. Proposals No. 2 and 3 are being submitted for stockholder approval as a means of protecting the Company from these kinds of tactics and Proposal 4 is being submitted for that reason as well as to have authorized shares available for unrelated purposes.

     The Charter Amendments are interrelated but are being presented as three separate proposals. The Charter Amendments are not being recommended in response to any past problems regarding Board of Director continuity or any specific effort of which the Board of Directors is aware to acquire control, but rather in anticipation of such activities which might result at such time as the Class A Common Stock is converted into Common Stock.

     If Proposal No. 2 is approved, because only one of the three classes of a classified Board will be elected annually, at least two annual stockholders' meetings, instead of one, will be required to effect a change in the control of the Board through the normal election processes. The classified board amendment and related changes would require a person seeking to acquire control of the Company to wait up to two years to obtain control of the Board even though that person has acquired ownership of a majority or controlling minority interest in the Company.

     The classified board amendment and related changes would thus make it more difficult and time-consuming for any individual or entity who accumulates a substantial stock or voting position in the Company to obtain control of the Board or to effect change in the Company's day-to-day operations. It would therefore reduce the vulnerability of the Company to takeover proposals that are not in the best interests of the Company or its stockholders.

     The classified board amendment and related changes, of course, would affect all stockholders, not just those seeking to acquire control of the Company, in the following ways: (1) because at least two annual meetings will be required to change majority control on the Board, the amendment would tend to perpetuate present management; (2) forbidding removal of directors except for "cause" will make it more difficult to remove directors, even if removal were believed by a majority of the incumbent Board of Directors or stockholders to be in the Company's best interest, and (3) the amendment may tend to discourage accumulations of large blocks of stock by reducing the control effect of such blocks, thus reducing temporary fluctuations in market price that could be caused by such accumulations.

     Proposal No. 3 directs the Board of Directors to consider all relevant factors in connection with certain business combinations. In the opinion of the Board of Directors, this provision will strengthen its position in dealing with anyone attempting to take over the Company. The proposed amendment may discourage some potential purchasers from attempting any tender offer for the Company and may have significant effects on the ability of stockholders of the Company to benefit from certain transactions that are opposed by an incumbent Board of Directors. This provision will tend to induce any persons seeking control of the Company or a business combination with the Company to negotiate on terms acceptable to the Board of Directors then in office. It should be noted, however, that with respect to tender or exchange offers, recommendations of the Board of Directors are not binding on stockholders once the offer is made because these offers are made by the offeror to each stockholder individually.

     Proposal No. 3, if approved, may give comfort to the Company's employees, customers and other constituencies that the Board of Directors may consider their interests in deciding whether to recommend a tender or exchange offer or to authorize a merger. The Board of Directors believes that this would have a positive impact on the communities in which the Company and its subsidiaries operate. This proposal also reflects the Board of Directors' concern that the value of the Company may not be adequately reflected in the market price of its stock. Therefore, this proposal would explicitly permit the Board of Directors to compare the consideration to be offered in a proposed acquisition of the Company with other measures of the Company's worth.

     Under certain circumstances, Proposal No. 3 may make it more difficult to impose legal liability on directors, or to set aside transactions by the Company, for example, when the director action in question is based on a determination that relevant non-financial factors outweigh the perceived immediate economic benefits of a transaction to the Company and its stockholders.

     If Proposal No. 4 increasing the authorized number of shares of Common Stock is adopted, the Company will have available additional shares for issuance for corporate purposes without the necessity of further stockholder approval. Although the Company is not aware of any proposed takeover attempt, the ability of the Board of Directors to issue the newly-authorized but unissued shares of Common Stock might have the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of the Company, since the issuance of additional shares of Common Stock would dilute the voting power of the Common Stock then outstanding. This could include issuances in private placements, in conjunction with the adoption of a stockholder rights plan, or otherwise, and in each case this could be accomplished without further stockholder approval.

     Advantages of Proposals

     The proposed Charter Amendments are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's length negotiations with the Company's Board. If the Board is presented with a proposal from a third party who has acquired a substantial block of the Company's Common Stock, the Directors will be able to evaluate the proposal and study alternative proposals without the imminent threat of removal. This will help ensure that the best price is obtained in any acquisition transaction that may ultimately be consummated. Proposal No. 2 has the additional benefit of promoting continuity in leadership and policy on the Board and Proposal No. 4 provides additional authorized shares for general corporate purposes.

     Disadvantages of Proposals

     Adoption of the proposed Charter Amendments may deter certain mergers, tender offers, proxy contests or other future takeover attempts which holders of some or even a majority of the outstanding stock believe to be in their best interests, and may make removal of management more difficult even if such removal would be beneficial to stockholders generally. Not all takeovers or changes in control of the Board that are proposed and effected without prior consultation and negotiation with the incumbent Board are necessarily detrimental to the Company and its stockholders. However, the Board believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals.

     The provisions for electing only one out of three classes of the Board annually, rather than the entire Board, will be applicable to every annual election of directors, and not just to any election occurring after a change in stockholder control of the Company. A classified Board could delay stockholders who do not like the policies of the Board of Directors from removing a majority of the Board for up to two years. This would be so even if the only reason for the attempted action by a shareholder was dissatisfaction with the performance of the current Board.

     Relationship of Charter Amendments to Other Provisions

     The Company's Certificate of Incorporation presently contains two provisions and the By-Laws one which may have the effect of making a change of control more difficult. Delaware law also contains an important limitation on changes in control.

     Class A Common Stock. The Company has outstanding 2,040,000 shares of Class A Common Stock, which are beneficially owned by Dr. David M. Lederman, founder of the Company, and Dr. Param I. Singh. Each share of Class A Common Stock has ten votes per share upon all matters except the election of those directors (not less than 25% of the entire board) who are elected by holders of Common Stock, voting as a separate class. As a result of the Class A Common Stock's greater voting power, Dr. Lederman has 57.1% and Dr. Singh 24.6% of the total voting power of shares of all classes of capital stock at June 16, 1995, and thus control the Company. However, as previously discussed, in general, a transfer of any Class A Common Stock by Dr. Lederman will cause all of the outstanding Class A Common Stock automatically to be converted into Common Stock, and a transfer by Dr. Singh will cause the shares transferred to convert into Common Stock but will not effect conversion of the remaining shares of Class A Common Stock outstanding.

     Preferred Stock. The Company is authorized to issue up to 1,000,000 shares of Class B Preferred Stock, in one or more series, none of which have yet been issued. The Board of Directors is authorized, without any further action by the stockholders, to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of Class B Preferred Stock, the number of shares constituting any such series and the designation thereof. The Board of Directors may, without stockholder approval, issue Class B Preferred Stock with rights and privileges which could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Class B Preferred Stock.

     Notice of Nomination. At a meeting of the Board of Directors on June 15, 1995, the Board of Directors voted to amend Section 2.3 of the Company's By-Laws to increase the number of days advance written notice of any stockholder nomination for director from not less than 14 nor more than 50 days to not less than 45 nor more than 60 days prior to the anticipated date of the annual meeting for election of directors. The purpose of this amendment is to provide adequate advance notice to the Company concerning any proposed nominees.

     Delaware Statute. Pursuant to Delaware law, Delaware corporations are prohibited from engaging in a wide range of specified transactions with any "interested stockholder", defined to include, among others, any person or entity who in the last three years obtained 15% or more of any class or series of stock entitled to vote generally in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or
  (ii) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder. By virtue of the Company's decision not to opt out of the provisions of this law, it applies to the Company.

     All of the various provisions described above, as well as Proposals No. 2-4, could be used by the Board of Directors in a manner calculated to prevent the removal of management and make more difficult or discourage a change in control of the Company. Certain aspects of the foregoing provisions were designed to afford the Board of Directors the opportunity to evaluate the terms of a takeover attempt without haste or undue pressure, advise stockholders of its findings, and to negotiate to protect the interests of all stockholders.

     The Company is not aware of any efforts to accumulate the Company's securities or to obtain control of the Company, and the Company has no present intention or agreement to issue any additional shares of Common Stock, other than and pursuant to outstanding options and existing employee benefit and director option plans.


                                 PROPOSAL NO. 2
                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                 TO PROVIDE FOR A CLASSIFIED BOARD OF DIRECTORS
                              AND RELATED MATTERS

     The Board of Directors unanimously recommends that stockholders approve the amendment of Section 4.2.2 of Article 4 and the addition of a new Article 13 to the Certificate of Incorporation to (i) provide for the classification of the Company's Board of Directors into three classes, each comprising as nearly as possible one-third of the directors, (ii) restrict the ability of stockholders to enlarge the Board of Directors, (iii) provide that vacancies in the office of a director shall be in the first instance filled by the remaining directors, except in the case of the directors elected by the Common Stock voting as a separate class, (iv) provide that directors may only be removed "for cause" and only by the class or classes of stock which elected them, and (v) require an 80% affirmative vote of all votes entitled to be cast by holders of Common Stock and Class A Common Stock, voting as a single class, to amend, alter or repeal Section 4.2.2 or Article 13. (See Exhibit A for the entire text of the proposed amendment.)

     Classified Board.

     At present, all the Company's directors are elected at each annual meeting of stockholders for a one year term. If Proposal No. 2 is approved at the 1995 Annual Meeting, the Class I directors would be elected for one year, the Class II directors for two years and the Class III directors for three years. At each annual meeting thereafter, the class of directors up for election would be elected for three years and the directors in the other two classes would continue in office. The votes required for election would remain unchanged. Under the Company's Certificate of Incorporation, the holders of the Company's Common Stock, voting separately as a class, are entitled to elect not less than 25% of the directors (presently two) to the Board of Directors and the balance of the directors are elected by the Common Stock and Class A Common Stock voting as a single class, with holders of Common Stock having one vote per share and holders of Class A Common Stock having ten votes per share. The directors elected by holders of Common Stock voting as a separate class will be divided among the three classes of directors as evenly as is possible. If the number of directors is changed, any newly-created directorships or decreases in directorships are to be assigned by the Board so as to make all classes as nearly equal in number as possible.

     Enlargement of Board of Directors, Filling of Vacancies and Removal of Directors.

     At the present time, while the Board of Directors has the right to fix the number of directors, under Section 2.6 of the Company's By-Laws, either the Board of Directors or the stockholders may enlarge the Board. Under paragraph (a) of the proposed Article 13, the Board of Directors would have the exclusive power to fix the number of directors and to enlarge the Board.

     At the present time, Section 4.2.2(d) of Article 4 of the Certificate of Incorporation provides that vacancies in the office of a director elected by the holders of Common Stock voting as a separate class may be filled by the vote of such holders voting as a separate class, and that a vacancy in the office of a director elected by the holders of both classes of common stock voting as a single class may be filled by vote of the holders of both classes voting as a single class (with one vote per share of Common Stock and ten votes per share of Class A Common Stock). In the absence of a stockholder vote, vacancies may be filled by the remaining directors elected by the same class or classes or, in the absence of any directors so elected, by all
  remaining directors.    Under the proposed amendments, Section 4.2.2(d) would
  provide that the power to fill vacancies in the Board of Directors would in the first instance be vested in the Board of Directors rather than stockholders, except that a vacancy in the office of director elected by the holders of Common Stock, voting as a separate class, would be filled by the holders of that class voting as a separate class.

     Section 4.2.2(c) presently provides that directors elected by the holders of the Common Stock voting as a separate class may be removed, with or without cause, by the holders of that class, that directors elected by both classes voting as a single class may be removed by the holders of both classes voting as a single class, with or without cause, and that, to the extent permitted by law, directors of any class can be removed by the Board of Directors for cause. Under the proposed amendment to Section 4.2.2(c), directors would be removable only for cause and only by the stockholders of the class or classes of stock which were entitled to elect them. The requirement for cause gives effect to the provisions of Delaware law that members of a classified board of Directors be removable only for cause unless the certificate of incorporation expressly provides otherwise. The term "for cause" is not defined in the proposed amendment or by Delaware law, and no definitive meaning has been articulated by the courts.

     Increased Stockholder Vote for Amendment.

     Under Delaware law and the Company's Certificate of Incorporation, amendments to the Certificate require the affirmative vote of a majority of the votes entitled to be cast by holders of Class A Common Stock and Common Stock outstanding and entitled to vote, voting as a single class (with holders of Common Stock having one vote per share and holders of Class A Common Stock having ten votes per share), and if the amendment would increase or decrease the aggregate number of authorized shares or adversely affect the powers, preferences or special rights of a class, than a majority of the outstanding shares of that class voting as a separate class. However, Delaware law also permits provisions of a certificate of incorporation to require a greater vote than that otherwise required by law for any corporate action.

     As permitted by Delaware law, Proposal No. 2 requires the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast by the Common Stock and the Class A Common Stock (with holders of Common Stock having one vote per share and holders of Class A Common Stock having ten votes per share) for any further amendment, alteration or repeal of Secton 4.2.2 or
  Article 13 of the Certificate of Incorporation, in addition to any separate class vote which might be required by Delaware law.

     The 80% vote requirement will give the holders of a minority of the voting power a veto power over changes to Section 4.2.2 and Article 13, even if the holders of a majority of the voting power favored such changes. However, this requirement would hinder attempts by a stockholder with a majority of the voting power to repeal those provisions to undermine the operation of the classified board.

     The proposed amendments are intended to moderate the pace of any change in the Board of Directors by extending the time required to replace a majority of the incumbent directors. The Board of Directors believes that a classified Board would tend to assure desirable continuity in leadership and policy since, when the classified Board becomes fully operative, approximately two-thirds of the directors at any time will have had prior experience on the Board. The Board of Directors does not believe that the Company has had any problems in the past with respect to continuity in leadership and policy. The amendments may also impede assumption of the management of the Company by any other person or entity which, through a takeover bid or otherwise, might obtain a substantial number of shares of Common Stock. For a discussion of possible adverse effects, see "Introduction to Charter Amendments."

     The Board of Directors has, subject to stockholder approval of Proposal No. 2, amended the Company's By-Laws to conform to the provisions of Proposal No. 2.

     The affirmative vote of a majority of the votes entitled to be cast by holders of the Class A Common Stock and the Common Stock outstanding and entitled to vote, voting as a single class (with holders of Common Stock having one vote per share and holders of Class A Common Stock ten votes per share), is required for the adoption of Proposal No. 2.

     The Board of Directors unanimously recommends that the stockholders vote FOR approval of Proposal No. 2.


                                 PROPOSAL NO. 3
                   AMENDMENT TO CERTIFICATE OF INCORPORATION
             REGARDING THE CONSIDERATION OF ALL RELEVANT FACTORS IN
                 CONNECTION WITH CERTAIN BUSINESS COMBINATIONS

     The Board of Directors unanimously recommends that a new Article 14 be added to the Company's Articles of Incorporation in the form of Exhibit B hereto. This provision would explicitly direct the Board of Directors to take into account all relevant of factors in exercising its business judgment in determining what is in the best interests of the Company and its stockholders in evaluating certain tender offers and business combination proposals. Neither the relative weight to be given each factor nor the method of determining how each factor is to be ascertained is specified in the amendment. These are to be determined by the Board of Directors at the time of the exercise of its business judgment.

     This proposal, if approved, may give comfort to the Company's customers and other constituencies that the Board of Directors may consider their interests in deciding whether to recommend a tender or exchange offer or to authorize a merger. The Board of Directors believes that this would have a positive impact on the communities in which the Company and its subsidiaries operate. This proposal also reflects the Board of Directors concern that the value of the Company may not be adequately reflected in the market price of its stock. Therefore, this proposal would explicitly permit the Board of Directors to compare the consideration to be offered in a proposed acquisition of the Company with other measures of the Company's worth.

     While the value of the consideration offered to the stockholders is a very important factor when weighing the benefits of a tender offer or other business combination proposal, the Board of Directors believes it also appropriate to consider other relevant factors. For example, the proposed amendment directs the Board of Directors to evaluate the consideration being offered in relation to the then-current value of the Company in a freely negotiated transaction and in relation to the Board of Directors' estimate of the future value of the Company as an independent concern. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be temporarily depressed. The Board of Directors believes that the consideration offered in such a situation, even though it may be in excess of the then market price, is frequently less than that which could be obtained in a freely negotiated transaction. On the other hand, in a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms which reflect not only the current but also the future value of the Company.

     In recent years, a number of companies have adopted charter provisions similar to Proposal No. 3, and many states other than Delaware have enacted amendments to their corporation laws to accomplish a similar purpose. Under present Delaware law, absent any charter provision like Proposal No. 3, the Board of Directors may be limited in its ability to consider any interests other than those of stockholders. No Delaware case has yet evaluated the impact of a provision in the certificate of incorporation similar to Proposal No. 3 upon the decision-making processes of directors.

     Adoption of Proposal No. 3 will strengthen the hand of the Board of Directors in dealing with anyone attempting to take over the Company, but may also discourage potential purchases which may be advantageous to the Company. See "Introduction to Charter Amendments".

     The affirmative vote of a majority of the votes entitled to be cast by holders of the Class A Common Stock and Common Stock outstanding and entitled to vote, voting as a single class (with holders of Common Stock having one vote per share and holders of Class A Common Stock ten votes per share), is required for the adoption of Proposal No. 3.


     The Board of Directors unanimously recommends that the stockholders vote FOR approval of Proposal No. 3.

                                 PROPOSAL NO. 4

             AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE
                THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     The Board of Directors unanimously recommends that the stockholders approve a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.01 par value, from 10,000,000 to 25,000,000. The additional shares of Common Stock would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding.

     As of June 16, 1995, there were outstanding 4,885,821 shares of Common Stock. In addition, an aggregate of 2,633,999 shares of Common Stock were reserved for issuance, 2,040,000 shares upon conversion of shares of Class A Common Stock, and 593,999 shares upon exercise of options outstanding or options available to be granted in the future under the Company's various stock option plans or under outstanding warrants.

     Pursuant to Delaware corporate law, the Board of Directors is authorized to issue from time to time any and all authorized and unissued shares of Common Stock for any proper corporate purposes without prior stockholder approval, except as may be required for a particular transaction by the Company's Certificate of Incorporation, or by the rules of any stock exchange on which the Company's securities may then be listed.

     The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock is in the best interests of the Company and its stockholders. While the Board of Directors has no specific plan for the issuance of additional shares of Common Stock, it believes that it is wise to increase the authorized number of shares at this time to give it the means and flexibility to take advantage of opportunities by allowing shares of Common Stock to be issued by the Board of Directors without the delay and expense of a special meeting of stockholders. For example, the Board of Directors may deem it appropriate to make a private or public offering of the Company's Common Stock in order to raise funds for working capital or other purposes, or the Common Stock may be issued to finance possible future acquisitions, or for distribution to the Company's stockholders as a stock dividend or stock split, for distribution pursuant to employee benefit plans or to reserve such shares for issuance in conjunction with any future adoption of a stockholder rights plan.

     Stockholders of the Company do not now have preemptive rights to subscribe for or purchase additional shares of Common Stock, and the stockholders will have no preemptive rights to subscribe for or purchase any of the additional shares authorized by the proposed amendment.

     The affirmative vote by of a majority of the votes entitled to be cast by holders of the Class A Common Stock and Common Stock outstanding and entitled to vote, voting as a single class (with holders of Common Stock having one vote per share and holders of Class A Common Stock ten votes per share), and a majority of the votes of the Common Stock, voting as a separate class, is required for the adoption of Proposal No. 4.

     The Board of Directors recommends that stockholders vote FOR approval of Proposal No. 4.

                                 PROPOSAL NO. 5
              AMENDMENT OF THE 1992 COMBINATION STOCK OPTION PLAN

     The purpose of the 1992 Combination Stock Option Plan (the "1992 Plan") is to enable the Company to attract and retain the services of employees in a position to contribute to the long-term success and growth of the Company and its subsidiaries by providing them with long-term incentives. On June 15, 1995, the Board of Directors amended the 1992 Plan, subject to stockholder approval, to increase the number of shares of Common Stock authorized to be issued thereunder from 1,050,000 shares to 1,300,000 shares.

     The following is a summary of certain material features of the 1992 Plan.

     Stock Available for Options. Under the 1992 Plan, an additional 250,000 shares of Common Stock, for a total of 1,300,000 shares (including shares of Common Stock that were the subject of awards under the Company's predecessor ISO Plan and the Non-Qualified Plans which were superseded by the 1992 Plan) will be available for issuance. As of June 16, 1995, a total of 732,971 shares were available for issuance under the 1992 Plan, of which options to purchase 387,714 shares (net of cancellations) had been granted on that date.

     Administration. The 1992 Plan is administered by the Compensation Committee, none of the members of which is eligible to participate in the 1992 Plan while they are members and for a period of one year thereafter. Subject to the 1992 Plan, the Compensation Committee determines persons to whom options are granted, the exercise price (for non-qualified stock options), the number of shares covered by any option, the term of any option and the time during which any option is exercisable. The Compensation Committee also has the authority to adopt rules and make other determinations with respect to administration of the 1992 Plan.

     Eligibility. Under the 1992 Plan, incentive stock options may only be granted to persons who are employees of the Company at the time of grant, which may include officers and directors (other than members of the Compensation Committee) who are also employees. Non-qualified stock options may be granted to persons who are officers, directors or employees of, or consultants or advisors to, the Company at the time of grant, provided that directors who are not employees of the Company or who are members of the Compensation Committee are not eligible to participate in the 1992 Plan.

     Exercise Price. Under the 1992 Plan, the purchase price of Common Stock subject to an incentive stock option may not be less than its fair market value of the date of grant or, in the case of persons owning stock possessing ten percent or more of the voting power of all outstanding capital stock of the Company on the date of grant, not less than 110% of the fair market value of the Common Stock on the date of grant. To the extent that the aggregate fair market value of Common Stock (measured at the time of grant) with respect to which incentive stock options are first exercisable by an employee during any calendar year under the 1992 Plan and any other plan of the Company providing for incentive stock options exceeds $100,000, such incentive stock options shall be treated as options which are not incentive stock options.

     Under the 1992 Plan, the Compensation Committee has the authority to grant non-qualified stock options at any price not less than the par value ($0.1 per share) of the Common Stock. To date all options granted by the Company have had an exercise price equal to their fair market value on the date of grant. The Company has no present plans to issue options to any person with an exercise price of less than the fair market value on the date of grant.

     Maximum Option Term. Options granted under the 1992 Plan may not be exercised more than ten years from the date of grant, and in the case of incentive stock options issued to persons owning stock possessing ten percent or more of the voting power of all outstanding capital stock of the Company on the date of grant, more than five years from the date of grant.

     Exercise of Options. The exercise price of options granted under the 1992 Plan may be paid in cash with Common Stock (valued at fair market value on the date of purchase), any other property (valued at fair market value on the date of purchase), or by a combination of cash, stock and other property as the Compensation Committee may permit.

     Exercise Restrictions. No incentive stock option under the 1992 Plan may be exercised beyond three months after the option holder ceases to be an employee of the Company, except that the Compensation Committee is authorized to permit exercise for up to one year after termination of employment by reason of death or permanent and total disability. No such restrictions apply for non-qualified stock options. Options granted under the 1992 Plan may not be assigned or transferred except by will or the laws of descent and distribution.

     Amendment or Termination of 1992 Plan. The 1992 Plan may be amended, suspended or terminated at any time by the Board of Directors, provided that any amendment to expand the definition of eligible participants, materially increase the benefits accruing to participants, increase the number of shares of Common Stock reserved for issuance, extend the term, or otherwise modify the 1992 Plan in any way or manner requiring the approval of the stockholders under the Internal Revenue Code or Section 16 of the Securities Exchange Act of 1934, if applicable to the Company, will be subject to the approval of the Company's stockholders.

     Duration of 1992 Plan. Options under the 1992 Plan may not be granted after May 1, 2002.

     Federal Tax Consequences. The following discussion of the Federal income tax consequences of the issuance and exercise of options granted under the 1992 Plan is based upon the provisions of the Internal Revenue Code as in effect on the date of this proxy statement, current regulations thereunder, and existing administrative rulings of the Internal Revenue Service. It is not intended to be a complete discussion of all of the Federal income tax consequences of the 1992 Plan or of the requirements that must be met in order to qualify for the described tax treatment. The 1992 Plan is not qualified under Section 401 of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     Incentive Stock Options.
     ------------------------

     General Rules. Incentive stock options granted under the 1992 Plan are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. An option holder generally will not recognize taxable income upon either the grant or the exercise of an incentive stock option (However, under certain circumstances, there may be alternative minimum tax consequences on exercise, as discussed below.) An option holder will recognize taxable income upon the disposition of the shares received upon exercise of the option. In general, any gain recognized upon a disposition will be taxable as long-term capital gain. A different treatment applies to a "disqualifying disposition", as discussed below.

     Alternative Minimum Tax. In general, for alternative minimum tax (or "AMT") purposes, an employee must include in alternative minimum taxable income, in the year of exercise of an incentive stock option, an amount equal to the excess of the fair market value of the shares issued upon exercise over the exercise price. The AMT only applies if it produces a greater tax liability than the conventional tax system.

     Disqualifying Dispositions. A "disqualifying disposition" means any disposition of shares acquired on the exercise of an incentive stock option within two years of the date the option was granted or within one year of the date the shares were transferred to the option holder. In general, if an option holder makes a disqualifying disposition, a portion of the gain will be recognized as ordinary income. Special rules apply to a disqualifying disposition by gift.

     Use of Already Owned Shares. An option holder may pay the exercise price, in whole or in part, by delivering shares of Common Stock already owned by the holder. In general he or she will recognize no gain or loss for Federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above. However, if the shares surrendered were acquired pursuant to an incentive stock option and the required holding periods have not been satisfied, then the rules regarding disqualifying dispositions, described above, will apply to the surrendered shares.

     Deduction to Company. The Company will not be entitled to any deduction with respect to the grant or exercise of incentive stock options so long as the option holder does not make a disqualifying disposition. If the option holder does make a disqualifying disposition, the Company will generally be entitled to a deduction for federal income tax purposes in an amount equal to the taxable income recognized by the option holder.

     The tax treatment of shares which may be forfeited if the recipient ceases being employed by the Company vary somewhat from the tax treatment described above. Although the Company is permitted to issue options to purchase such shares, it has been the policy of the Company not to issue shares with a substantial risk of forfeiture. Accordingly, a description of the tax treatment of such shares is not included in this proxy statement.

     Non-Qualified Stock Options.
     ----------------------------

     In General. Non-qualified stock options granted under the 1992 Plan will not qualify as incentive stock options under Section 422 of the Internal Revenue Code. The recipient of a non-qualified stock option under the 1992 Plan will not recognize any taxable income at the time the option is granted. However, upon exercise, the option holder will generally recognize ordinary taxable income in an amount equal to the excess of the fair market value of the shares received on the date of exercise over the option exercise price. Upon a subsequent sale of those shares, long-term or short-term gain or loss (depending upon the holding period) will generally be recognized equal to the difference between the amount realized and the fair market value of the shares on the date of exercise.

     Use of Already Owned Shares. An option holder who pays the exercise price, in whole or in part, by delivering shares of Common Stock already owned by the holder will recognize no gain or loss for Federal income tax purposes on the shares surrendered, but otherwise will be taxed according to the rules described above.

     Deduction to Company. When the option holder recognizes income, the Company is generally required to withhold income taxes with respect to that income. If the Company satisfies its withholding obligations, the Company will generally be entitled to a compensation deduction for Federal income tax purposes in an amount equal to the taxable income recognized by the option holder.

     The affirmative vote of a majority of the votes of holders of the Class A Common Stock and the Common Stock (voting together as a single class, with the holders of Class A Common Stock having ten votes per share and the holders of Common Stock one vote per share) present in person or by proxy at the Meeting is required for adoption of Proposal No. 5.

     The Board of Directors recommends that stockholders vote FOR approval of Proposal No. 5.

                                 PROPOSAL NO. 6
                      AMENDMENT TO THE 1989 NON-QUALIFIED
                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     The purpose of the Company's 1989 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Director Plan") is to attract and retain the services of experienced and knowledgeable non-employee directors for the benefit of the Company and its stockholders and to provide additional incentives for such independent directors to continue to work for the best interests of the Company and its stockholders through continuing ownership of is Common Stock.

     On June 15, 1995 the Board of Directors amended the Directors Plan, subject to stockholder approval, to increase the number of shares authorized to be issued under the plan from 150,000 shares to 200,000 shares.

     The following is a summary of the material features of the Directors Plan, as proposed to be amended.

     Stock Available for Options. It is proposed to increase the number of shares of Common Stock which may be issued upon exercise of Options under the Directors Plan from 150,000 to 200,000. Shares subject to an option that ceases to be exercisable for any reason are available for subsequent option grants. Through June 15, 1995, options to purchase an aggregate of 95,000 shares had been granted under the Directors Plan.

     Administration. The Directors Plan is administered by the Board of Directors. The Board of Directors is required to grant options under the Directors Plan as described below. Its authority under the Directors Plan is otherwise limited to adopting rules and regulations for the administration of the Directors Plan. The Board of Directors is not liable for any act, omission, interpretation, construction or determination made in good faith in connection with its responsibilities under the Directors Plan.

     Eligibility. Only directors of the Company who are not also employees of the Company and who do not own or are not affiliated with any person who owns, directly or indirectly, more than 5% of the vote of the Company's outstanding voting stock are eligible to receive options under the Directors Plan (the 'Eligible Directors"). Currently the Eligible Directors are Dr. Austen, Mr. Davis (who is not standing for reelection), Mr. Fireman, Mr. O'Brien and Mr.
  Termeer.   Mr. O'Connell will become an Eligible Director if he is elected at the Meeting.

     Grant and Vesting. The Directors Plan provides that each newly elected Eligible Director will receive an option to purchase 12,500 shares upon being elected as a director. Thereafter, each Eligible Director will be granted a new option to purchase 12,500 shares on July 1 of each successive fifth year. The options so granted vest over an approximately five year period at the rate of 2,500 shares per year, commencing on June 30 of the year following the date of grant. No options were granted under the Directors Plan in the fiscal year ended March 31, 1995. If Mr. O'Connell is elected as a director at the meeting, he will become an Eligible Director and will receive an option to purchase 12,500 shares under the Directors Plan.

     Exercise Price. The purchase price of Common Stock subject to an option granted under the Directors Plan is the fair market value of the Common Stock on the date the option is granted, but in no event less than the par value of the shares.

     Exercise of Options. The exercise price must be paid in full upon exercise of an option, and may be paid in cash, with Common Stock (valued at fair market value on the date of exercise) or any combination of cash and Common Stock.

     Rights in the Event of Termination, Death or Disability. If an Eligible Director ceases to be a director, all options held be that person that are not then exercisable terminate. Under the Directors Plan, options that are exercisable at the time the Eligible Director ceases to be a director will remain exercisable until the earlier to occur of one year following such termination or ten years after the date the option is granted.

     Transfer Restrictions. An option is exercisable only by the option holder during the holder's lifetime, and no option or right or interest in an option is assignable or transferable by the holder except by will or the laws of descent and distribution.

     Amendment or Termination of Directors Plan. The Board of Directors may, at an time, amend, suspend or terminate the Directors Plan. Any such amendment which materially increases the number of shares which may be subject to options granted under the Directors Plan, the benefits accruing to participants in the Directors Plan, or the requirements for eligibility to participate in the Directors Plan, is subject to stockholder approval. Furthermore, the Board of Directors may not amend the Directors Plan more often than once every six months to change the amount and price of securities to be awarded and the timing of such awards, other than to comport with changes in the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. (Under current law, the Directors Plan is not qualified under Section 401 of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.) No amendment, suspension or termination of the Directors Plan may adversely affect the rights of an option holder without the holder's consent.

     Duration of the Directors Plan. The Directors Plan may be discontinued at any time by the Board of Directors. If not earlier discontinued, it will terminate on July 10, 1999. No option may be granted under the Directors Plan after the date of termination. Termination will not affect the validity of options granted prior to the date of termination.

     Federal Tax Consequences of the Directors Plan. In general, the tax treatment of options offered under the Directors Plan is the same as the treatment of non-qualified options offered under the 1992 Plan. Thus, a recipient of an option under the Directors Plan will not recognize any taxable income at the time the option is granted.

     Tax Treatment of Exercise and Effect of Section 16(b). The tax treatment of the exercise of an option under the Directors Plan is somewhat different than the treatment described under the 1992 Plan. This is because Eligible Directors under the Directors Plan generally will be subject to Section 16(b) of the Securities Exchange Act of 1934 ("Section 16(b)") upon their sale of shares of Common Stock. The Internal Revenue Code provides that in the case of exercise of an option by someone whose sale of Common Stock would subject the holder to liability under Section 16(b), recognition of income by the option holder will be postponed. The Internal Revenue Service regulations have not yet been amended to conform with the revised rules under Section 16(b). However, it is generally anticipated that the recognition date will be the earlier of (i) the date six months after the date the option was granted or (ii) the first day on which the sale of the shares would not subject the option holder to liability under Section 16(b). (It is possible that the six month period will instead run from the option holder's most recent purchase of Common Stock prior to his or her exercise of the option.) At that time, the option holder will generally recognize ordinary taxable income in an amount equal to the excess of the then fair market value of the shares of Common Stock over the Exercise Price. However, if that date is after the date of exercise, the option holder may make an election pursuant to Section 83(b) of the Internal Revenue Code within 30 days after exercise, in which case the option holder will recognize ordinary taxable income at the time the option is exercised and not on the later date.

     Use of Already Owned Shares. The tax treatment of purchase of shares with already owned shares is the same as described above for non-qualified stock options under the 1992 Plan.

     Deduction to Company. The Company generally will be entitled to a compensation deduction for Federal income tax purposes at the same time as, and in the same amount that, the option holder recognizes ordinary taxable income, provided that the Company satisfies its withholding obligations.

     Tax Treatment of Sales of Shares. The tax treatment of the sale of shares acquired pursuant to the Directors Plan is generally the same as the treatment of non-qualified shares under the 1992 Plan, discussed above. However, the holding period for these shares will begin when the Section 16(b) restriction lapses, or when the holder acquires the shares if an election pursuant to
  Section 83(b) is made.

     The affirmative vote of a majority of the votes of holders of Class A Common Stock and Common Stock (voting together as a single class, with the holders of Class A Common Stock having ten votes per share and the holders of Common Stock having one vote per share) present in person or by proxy at the Meeting is required for adoption of Proposal No. 6.

     The Board of Directors recommends that stockholders vote FOR approval of Proposal No. 6.

  OTHER MATTERS

  Independent Public Accountants

     The Board of Directors has appointed Arthur Andersen LLP., as the independent certified public accountants to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 1996. That firm has served as the Company's auditors since 1983.

     A representative of Arthur Andersen LLP. will be at the Meeting and will be given an opportunity to make a statement, if so desired. The representative will be available to respond to appropriate questions.

  Reporting Under Section 16(a) of the Securities and Exchange Act of 1934

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and NASDAQ, and furnish the Company with copies of such Forms.

     Based solely on the Company's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 with respect to the Company's most recent fiscal year, the Company believes that all of its current executive officers, directors and greater than 10% stockholders complied with all Section 16(a) filing requirements applicable to them during the Company's fiscal year ended March 31, 1995.

  Other Proposed Action

     The Board of Directors knows of no other business to come before the Meeting. However, if any other business should properly be presented to the Meeting, the proxies will be voted in accordance with the judgment of the person or persons holding the proxies.

  Stockholder Proposals

     Proposals which stockholders intend to present at the Company's 1996 Annual Meeting of Stockholders and wish to have included in the Company's proxy materials must be received by the Company no later than March 2, 1996.

  Incorporation by Reference

     To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Compensation Committee Report on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

  Annual Report and Form 10-K

     Additional copies of the Annual Report to Stockholders for the fiscal year ended March 31, 1995 and copies of the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 as filed with the Securities and Exchange Commission are available to stockholders without charge upon written request addressed to: Investor Relations, ABIOMED, Inc., 5 Cherry Hill Drive, Suite 310, Danvers, Massachusetts 01923.

- --------------------------------------------------------------------------------
   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS
   ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.
- --------------------------------------------------------------------------------

                                   EXHIBIT A
                                   ---------

  1. Paragraphs (c) and (d) and (g) of Section 4.2.2 of Article 4 would be amended so that Section 4.2.2 as amended would read in its entirety as follows:

      4.2.2 Voting Rights and Powers.
            ------------------------

      (a) Except as specified hereafter, and except as otherwise required by law with respect to all matters upon which stockholders are entitled to vote or give consent, the holders of the outstanding shares of the Common Stock and the holders of the outstanding shares of the Class A Common Stock shall vote together as a single class, and every holder of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by proxy for each share of the Common Stock standing in his or her name, and every holder of outstanding shares of the Class A Common Stock shall be entitled to cast thereon ten (10) votes in person or by proxy for each share of Class A Common Stock standing in his or her name.

      (b) Subject to paragraph (f) below, the holders of the Common Stock, voting as a separate class, shall be entitled to elect that number of directors which constitutes 25% of the total number of the directors, and if such 25% is not a whole number, then the holders of Common Stock will be entitled to elect the nearest higher whole number of directors which constitutes 25% of such membership. The remaining directors will be elected in accordance with paragraph
            (a).

      (c) Any director elected by the holders of Common Stock voting as a separate class under paragraph (b) above may only be removed for cause by the holders of the Common Stock voting as a separate class. The remaining directors may be removed only for cause by the stockholders voting in accordance with paragraph (a).

      (d) So long as there is any Class A Common Stock outstanding, any vacancy in the office of a director electable by the holders of Common Stock voting as a separate class may be filled by a vote of such holders voting as a separate class, and in the absence of such a stockholder vote, such vacancy may be filled by the remaining directors elected by the Common Stock voting as a separate class, and in the absence of any directors so elected, by all the remaining directors. So long as there is any Class A Common Stock outstanding, any vacancy in the office of a director electable by the holders of both classes of common stock voting as a single class shall be filled by the remaining directors elected by both classes, and in the absence of any directors so elected, by the holders of both classes of common stock voting as a single class. At such time as there is no longer any Class A Common Stock outstanding, any vacancy in the office of director shall be filled by the remaining directors, and in the absence of any directors, by the stockholders. Unless the conditions set forth in paragraph (f) exist in respect of the next annual meeting of stockholders, the Board of Directors may be enlarged by the Board of Directors only to the extent that twenty-five percent (25%) of the enlarged Board of Directors consists of directors either (i) elected by the holders of the Common Stock or (ii) appointed by directors elected by the holders of Common Stock voting as a separate class.

      (e) The holders of Common Stock shall be entitled to vote as a separate class on such other matters as may be required by law to be voted upon by them as a separate class.

      (f) The holders of the Common Stock shall not be entitled to separately vote as set forth in paragraphs (b)-(d) above if on the date for taking a record for any stockholder meeting at which directors are to be elected, the number of issued and outstanding shares of Common Stock (exclusive of any shares held in the corporation's treasury) is less than ten percent (10%) of the aggregate number of issued and outstanding shares of both Common Stock and Class A Common Stock (exclusive of shares held in the corporation's treasury). In such case, all directors to be elected shall be elected by holders of Common Stock and Class A Common Stock voting together as a single class in accordance with paragraph (a) above.

      (g) This Certificate of Incorporation may be amended to change the powers, preferences, relative voting power or special rights of the shares of the Common Stock or the Class A Common Stock so as to affect either class adversely relative to the other, but any proposal to do so shall require the approval of a majority of the votes entitled to be cast by the holders of the class adversely affected by the proposed amendment, voting separately as a class, in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock and the Class A Common Stock voting together as a single class as hereinbefore provided. In addition, this Section 4.2.2 shall not be amended, altered or repealed except by the affirmative vote of eighty percent (80%) of the votes entitled to be cast by the stockholders voting in accordance with paragraph (a).

  2.  Article 13 would be added to read in its entirety as follows:

     13.  CLASSIFIED BOARD OF DIRECTORS
          -----------------------------

     (a) The number of directors of the corporation shall be the number, not less than 3 nor more than 12, fixed from time to time by the Board of Directors. The Board of Directors may be enlarged only by vote of a majority of the directors then in office.

     (b) Commencing at the annual meeting of the stockholders in 1995, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the number of directors constituting the entire Board of Directors. At the annual meeting of the stockholders held in 1995, Class I directors shall be elected for a one year term, Class II directors shall be elected for a two year term, and Class III directors shall be elected for a three year term, and in each case until their successors are duly elected and qualified. Commencing in 1996, at each annual meeting of the stockholders successors to the class of directors whose terms expire at that annual meeting of stockholders shall be elected by stockholders for a three year term and until their successors are duly elected and qualified. If the number of directors constituting the entire Board of Directors shall be changed as provided in paragraph (a) of this Article 13, the increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

     (c) Any director elected to fill a vacancy resulting from an increase in any class or from the removal from office, death, disability, resignation or disqualification of a director or other cause shall hold office for the remaining term of the class to which such director is elected. No decrease in the size of the Board of Directors shall have the effect of removing or shortening the term of any incumbent director.

     (d) Whenever the holders of any series of Preferred Stock issued pursuant to the provisions of Part 4.4 of Article 4 of this certificate of incorporation shall have the right, voting as a separate class, to elect directors, the election, term of office, filling of vacancies and other terms of such directorships shall be governed by the terms of this certificate of incorporation applicable to such series or by the resolution or resolutions of the Board of Directors providing for such series, as the case may be, and such directorships shall not be divided into classes or otherwise subject to this Article 13 unless expressly so provided therein.

     (e) This Article 13 shall not be amended, altered or repealed except by the affirmative vote of eighty percent (80%) of the votes entitled to be cast by stockholders voting in accordance with Section 4.2.2(a) of
          Article 4.

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

                                   EXHIBIT B
                                   ---------

      Article 14 would be added to read in its entirety as follows:

  14. CONSIDERATION OF RELEVANT FACTORS IN BUSINESS COMBINATIONS.
      ----------------------------------------------------------

     The Board of Directors of the corporation, when evaluating any offer of another party to (i) purchase or exchange any securities or property for any outstanding equity securities of the corporation, (ii) merge or consolidate the corporation with another corporation, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its stockholders, give due consideration to all relevant factors, including without limitation: (a) not only to the price or other consideration being offered in relation to the then current market price of the corporation's outstanding shares of capital stock, but also the Board of Directors estimate of the future value of the corporation as an independent going concern and the unrealized value of its property and assets; (b) the financial and managerial resources and future prospects of the other party; and (c) the possible social, legal, environmental and economic effects of the transaction on the business of the corporation and its subsidiaries and on the employees, customers, suppliers and creditors of the corporation and its subsidiaries and the effects on the communities in which the corporation's facilities are located. In evaluating any such offer on the basis of the foregoing factors, the directors shall be deemed to be performing their duly authorized duties and acting in good faith and in the best interests of the corporation within the meaning of Section 145 of the General Corporation Law of Delaware, as it may be amended from time to time.

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